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                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                             ARCADIA FINANCIAL LTD.

FIRST: The name of the corporation (hereinafter called the "corporation") is Arcadia Financial Ltd.

SECOND: The address of the registered office of the corporation in the State of Minnesota is c/o Corporation Service Company, Multifoods Tower, 33 South Sixth Street, Minneapolis 55402, and the name of the initial registered agent of the corporation at that address is Corporation Service Company. The said initial registered office is located in the County of Hennepin.

THIRD: The aggregate number of shares that the corporation has authority to issue is three thousand (3,000), all of which are of a par value of twenty-five dollars ($25.00) each and are of the same class and series and are Common shares.

FOURTH: The duration of the corporation shall be perpetual.

FIFTH: The corporation has general business purposes. Without limiting the generality of such purposes, the corporation has the following purposes:

    To carry on a general mercantile, industrial, investing, and trading business in all its branches; to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, and in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed, and other real, personal, and mixed property of any and all kinds, together with the components, resultants, and by-products thereof; to acquire by purchase or otherwise own, hold, lease, mortgage, sell, or otherwise dispose of, erect, construct, make, alter, enlarge, improve, and to aid or subscribe toward the construction, acquisition, or improvement of any factories, shops, storehouses, buildings, and commercial and retail establishments of every character, including all equipment, fixtures, machinery, implements, and supplies necessary, or incidental to, or connected with, any of the purposes or business of the corporation; and generally to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business.

    To engage generally in the real estate business as principal, agent, broker, and in any lawful capacity, and generally to take, lease, purchase, or otherwise acquire, and to own, use, hold, sell, convey, exchange, lease, mortgage, work, clear, improve, develop, divide, and otherwise handle, manage, operate, deal in, and dispose of real estate, real property, lands, multiple-dwelling structures, houses, buildings, and other works and any interest or right therein; to take, lease, purchase, or otherwise acquire, and to own, use, hold, sell, convey, exchange, hire, lease, pledge, mortgage, and otherwise handle, and deal in and dispose of, as principal, agent, broker, and in any lawful capacity, such personal property, chattels, chattels real, rights, easements, privileges, choses in action, notes, bonds, mortgages, and securities as may lawfully be acquired, held, or disposed of; and to acquire, purchase, sell, assign, transfer, dispose of, and generally deal in and with, as principal, agent, broker, and in any lawful capacity, mortgages and other interests in real, personal, and mixed properties; to carry on a general construction, contracting, building, and realty management business as principal, agent, representative, contractor, subcontractor, and in any other lawful capacity.

    To apply for, register, obtain, purchase, lease, take licenses in respect of, or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge, or otherwise dispose of, and, in any manner deal with and contract with reference to:

    (a) inventions, devices, formulae, processes, and any improvements and modifications thereof;
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    (b) letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trade-marks, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any state or subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereunto;

    (c) franchises, licenses, grants, and concessions.

    To have, in furtherance of the corporate purposes, all of the powers conferred upon corporations incorporated under Chapter 302A, Minnesota Statutes.

SIXTH: No shareholder entitled to vote in the election of directors shall be entitled as of right to cumulative voting in any such election.

SEVENTH: Any action required or permitted to be taken at a meeting of the Board of Directors of the corporation, other than an action requiring shareholder approval, may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present.

EIGHTH: No director of this corporation shall be personally liable to this corporation or its shareholders for monetary damages for breach of fiduciary duty by such director; provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law
(i) for any breach of the director's duty of loyalty to this corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

NINTH: No holder of any securities of the corporation shall be entitled to preemptive rights.

Signed on April 3, 2000.

    I certify that I am authorized to execute this document and I further certify that I understand that by signing this document, I am subject to the penalties of perjury as set forth in Section 609.48, Minnesota Statues, as if I had signed this document under oath.

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                                                                Karen L. Robb, Assistant Secretary
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